Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q2 2020

August 6, 2020; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Moshe Orenbuch	Credit Suisse AG
Ronald Epstein	Bank of America Merrill Lynch
Ross Harvey	Davy Research
Vincent Caintic	Stephens

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Q2 2020 Earnings Conference Call. (Operator Instructions)

As a reminder, this call is being recorded.

I would now like to turn the conference over to your host, Ms. Mary Liz DePalma, Vice President of Investor Relations.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's earnings call for the second quarter of 2020. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Hazy, our Executive Chairman, John Plueger, our Chief Executive Officer and President; and Greg Willis, Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the second quarter of 2020. A copy of our earnings release is available on the investor section of our website at www.airleasecorp.com. This conference call is being webcast recorded today, Thursday, August 6, 2020, and the webcast will be available for replay on our website. (Operator Instructions) Please note that each member of the Air Lease team speaking today is in a separate location in their respective homes. However, we expect the format of the call to remain the same, including the Q&A session, for which instructions will be given at the conclusion of the call. Before we begin, please note that certain statements in this conference call, including certain answers to your questions are forward-looking statements within the naming of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance, represent management's estimates for future results and speak only as of today, August 6, 2020. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before our income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. Before we proceed, I would like to make a quick announcement as it relates to our third quarter earnings call. Our third quarter earnings call would normally have been scheduled towards the end of the week of November 2. However, given the presidential election is that week, we will move our third quarter earnings call to Monday, November 9. As usual, we will press release call details after the conclusion of the third quarter.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Well, thanks, Mary Liz, and good afternoon, everyone, and thank you for joining us.

I'm pleased to share that today, Air Lease is reporting another strong quarter of financial performance. Our revenues for the second quarter grew by 10.6% year-over-year to $521 million, with net income of $144 million, up 15.9% year-over-year. Our fully diluted earnings per share for the second quarter was $1.26, up 14.5% over the second quarter of last year, and we continue to generate strong pretax margins and returns on equity.

Since our last earnings call in May, the airline industry has continued to navigate through an unprecedented, extremely difficult environment. We are seeing signs of recovery. More than 65% of the world's commercial passenger fleet was in service at the end of July, as compared to mid-April when where nearly 2/3 of world's passenger aircraft were stored. In the United States, TSA checkpoint numbers this week have been seven to eight times greater than that of early April. And just today, the U.S. state department lifted its advisory on avoiding international travel. Eurocontrol reported this Tuesday that flights reached 46% of 2019 levels as compared to roughly 10% of 2019 levels in early April. In China, which was ahead Europe and the U.S. in terms of the pandemic, domestic daily flights have significantly improved. While all those updates are progress when compared to where each region was at the start of pandemic, we still have a very long way to go, and airlines are adjusting schedules on a weekly basis.

We know that many of you remain focused on lease deferrals, cash collections, airline bankruptcies and the status of how we're dealing with each. So, let me provide a quick update on these matters.

When we last spoke to you in May, we had agreed to accommodations with approximately 46% of our lessees to defer $125 million in lease payments. Since then, we have agreed to an incremental $65 million in lease payment deferrals, 50% less than the amount of deferrals granted from the start of COVID to early May. To date, in total, we have agreed to accommodations with 59% of our lessees to defer approximately $190 million in lease payments. The lower level of deferrals granted over the past three months speaks to the slower pace at which we received additional requests and reflects the amount of time we spend to diligence each request and understand which customers really need our help. As I shared last quarter, most of our deferrals are partial lease deferrals for payments due in the first and second quarter of 2020, typically with a short repayment period. In fact, the majority of those we granted will be repaid over the next 12 months.

Our team has been making a concerted effort to do our best for each airline customer and we believe that help is appreciated, and in addition to the support they are seeking elsewhere, is making a difference. Our airline customers are largely abiding by the deferral arrangements in place. As such, our collection rate for the second quarter and month of July were at 91% and 89%, respectively, compared to the first quarter and month of April, for which our collection rate was 90% and 86%, respectively. We believe our asset strategy focusing on young, modern, fuel-efficient aircraft has made a difference in our negotiations and discussions with our airline customers as they want to operate our aircraft. For this reason, in many cases, we successfully negotiated lease extensions along with the deferrals.

Now, we understand this is all in the rearview mirror stuff. And for that reason, many of you want to know how we expect this trend to look going forward. Airlines have, in many cases, negotiated and agreed to the terms of the first round of deferrals and have also done their part to seek out other forms of support with their governments, financiers, et cetera. There's still some of that in the works. As we sit here today, we believe many of our customers are better positioned than they were at the start of this pandemic financially speaking given the support that they've received so far. That said, most airlines are still constrained by lower levels of passenger traffic and some now need additional liquidity measures. For this reason, we are starting to see limited requests for another round of deferrals from certain customers. So far, I can tell you the volume of those inbound requests is much lower than it was for the initial requests. Of course, the impacts of COVID are evolving real-time, and therefore, the status of deferrals can change day by day. Our deferrals through today represent only 3% of our total liquidity position at the end of second quarter, placing us on strong footing moving forward.

As it relates to airline bankruptcies, we had no aircraft, I would remind you, at Virgin Atlantic, Norwegian, Avianca, LATAM or Thai Airways. We do have five aircraft at Aeromexico, which filed for voluntary restructuring at the end of June. Aeromexico has been a long-time customer of ALC, and we are working with the airline. At this point, our expectation is that each of our aircraft will remain with Aeromexico. Also, you've likely read about Virgin Atlantic, which filed under Chapter 15, for in effect a prepackaged stay and reorganization. We have no aircraft at that airline today. However, we do have wide-body aircraft scheduled for future delivery through 2024. As such, ALC fully participated in the restructuring, and we do expect those aircraft to deliver as planned as the airline deems our new aircraft integral to their recovery and environmental sustainability goals. Many times, such as in the case of both Aeromexico and Virgin Atlantic, we see airlines restructure with a full intention of keeping the ALC aircraft in their fleet. This goes back to the point I just mentioned about our young aircraft being differentiated in times of stress. As such, we are seeing continued health in our utilization rates, which for the second quarter and month of July, was 99.6%. This is largely in line with the first quarter.

We're seeing minimal impact on our revenue line as the result of the deferrals, but our cash flow will continue to be impacted. At the same time, we also expect lower levels of aircraft investments than originally expected pre-COVID, of course, as our deliveries continue to get pushed into future quarters. On our last call, we told you that our growth would likely slow and that while we were hopeful to deliver $250 million of aircraft in the second quarter, the level of aircraft investment was ultimately dependent on how the environment evolved. As such, we took delivery of only one aircraft from our order book in the second quarter. We anticipate that although our scheduled aircraft investments for the second half of the year could be about $2.6 billion, that number may be lower due to further delivery delays.

Obviously, the continued delay in the return to service of the MAX has resulted in a number of our MAX placements being more than 12 months delayed. In fact, we believe that ultimately, the majority of our MAX forward order positions will be delayed more than 12 months. We continue to work with The Boeing Company and our customers to address these delays and to look at deferral or cancellation on a case-by-case basis. We hope that FAA certification of the MAX will occur this year. And just a few days ago, the FAA released their notice of proposed rulemaking for the MAX Airworthiness Directive. However, we want to remind all of you that only one of ALC's forward MAX deliveries is to a U.S. airline customer. We have somewhat less confidence that certification by the end of the year will be achieved by all foreign regulators, including EASA and China. We do still expect that, once the MAX returns, it will be one of the most tested aircraft flying, and we, as well as many others, look forward to a safe return to the skies. But big picture, as you can see from the second quarter announcements of both Boeing and Airbus, they, like the airlines, are under significant stress, and this leads to further uncertainty. While production rate decreases have helped the demand-supply equation, we would not be surprised to see further production cuts ahead.

To date, most of our airline customers continue to want the aircraft, which they have on order from ALC. It's become clear to us that airlines are downsizing their overall fleet sizes by retiring older aircraft. At the same time, they are taking this opportunity to advance their environmental sustainability goals, to replacement with a smaller number of modern environmentally friendly aircraft for the recovery phase. Furthermore, we believe the financial strain on the airlines today and in the foreseeable future is charting a clear course towards more leasing by airlines to obtain the aircraft needed to achieve their sustainability targets and enhance their own liquidity.

Right now, there are many unknowns largely all due to the COVID pandemic. Virus resurgence in the United States and select other parts of the world poses challenges to recovery. Yet, we do believe that globally, there is a growing pent-up demand for air travel and that over time, we will see a recovery of transatlantic and business traffic as countries work together to find safe ways to allow people to cross borders. Such relaxation of border restrictions should also facilitate easier aircraft deliveries from Boeing and Airbus to our airline customers.

During this time, as always, Air Lease continues to maintain a strong balance sheet with significant liquidity, and that remains our top priority. In mid-June, you saw us access the investment-grade unsecured bond market, raising $850 million of five-year notes. Now, at the end of the first quarter, we had ample liquidity of more than $6 billion. Yet, we chose to take additional advantage of a favorable bond market for ALC, and this transaction further strengthened our liquidity position, which is now $6.9 billion at the end of the second quarter.

Since inception, we have built our business to withstand difficult market environments, and it's because of our conservative approach over the years, we're able to manage through today. I'm very proud of the ALC team and the way we've been supporting our airline customers and working with the manufacturers, suppliers and financiers. This has indeed been a unique and extremely difficult time in our world, our country and for the aviation industry, and our team's professionalism has once again allowed our platform to differentiate itself in the marketplace.

So with that, let me turn the call over to Steve Hazy, our Executive Chairman, for additional commentary. Steve?

Steven F. Udvar-Házy: Thank you very much, John.

I would like to echo John's comments about the unmatched efforts and dedication of our team in working with our airline customers and our industry partners, and also his sentiments regarding our second quarter results, which are extremely strong against a difficult and evolving backdrop in the industry.

As most of you know, since going public and even before then, we spent a lot of time and effort sharing with the investor community all the success of a well-managed, well-capitalized lessor is not solely dependent on the profitability of the airlines, despite them being our customers. There are several reasons for this.

Many airlines, while not profitable, are flag carriers or systematically important to the countries they serve. Government aid in the form of grants and loans made available to airlines is now over $120 billion this year, and this is a very important reason that the local economies rely on airlines bringing passengers in-country to fuel their other business sectors, particularly in areas and places where tourism is a large portion of their GDP. Today, the aviation industry supports more than 65 million jobs around the world and enables $2.7 trillion of the world's gross domestic product, or said simply, the world needs airlines and in times of stress, they are worthy of assistance and investment by their stakeholders. Let me remind you that approximately 75% of the net book value of ALC’s fleet are leased to flag carriers or airlines that have some form of government ownership.

Additionally, as airlines have had to significantly increase their liquidity, they're doing so with financing at much higher rates than the pre-COVID crisis and further levering their balance sheets in the process, taking on more debt and more obligations. In the face of these realities, the fleet solutions obtained via leasing from Air Lease are growing stronger and stronger and more attractive every day. Air Lease Corporation now has considerable cost funding advantage over most of our airline customers globally and also, compared to most of our lessor competitors. Our customer base is extremely diversified, with our average customer representing approximately 1.1% of our fleet net book value and the long-term nature of our leases provides us with significant long-term visibility. In fact, we have minimal lease expirations over the next five years and only a handful of leases expiring between now and the end of 2021.

We are hopeful that our continued success this second quarter and our ability to manage and navigate the various stages of this pandemic’s impact, will further prove out what we've tried so long to share with those outside our industry.

As we look at the total airline landscape and the recovery beginning to take place, I would like to remind everyone that Air Lease's major markets are not in the domestic U.S. marketplace, but they're in Asia and Europe. Both of these regions have seen recovery since spring, with even quarantine orders being re-imposed. For example, in China, as of earlier this week, there were more than 11,600 domestic daily flights taking off, which is 200 more daily flights than were operated on January 1 of this year. China's international scheduled flights and other international flights in the Eastern Pacific region are still down 73% year-over-year, and we expect those flights will remain significantly lower at least into the fall.

On the other side of the world, in Europe, both routes and frequencies have increased since the EU relaxed some travel restrictions in early July, particularly among member countries. As of August 4, Eurocontrol reported more than 15,600 flights with intra-Europe flights amounting to more than 87%

of these flights. Some of ALC's customers remain the busiest carriers in Europe, including operators such as Wizz Air, Air France, KLM and easyJet. We hear daily updates from our airline customers throughout Europe, of plans to restore additional schedules throughout the remainder of the summer and into the fall season.

In the Middle East region, if you go back to mid-March, there were roughly 3,000 flights per day from this region, which then dropped to about 400 by very early April. Since then, more flights have been added. And at the end of July, there were more than 1,000 flights per day, emanating from the Middle East region.

In the United States, domestic traffic recovery has been impacted by the virus' resurgence. As you all know, only about 2% of our business is in the United States. Latin America also continues to struggle with the COVID pandemic, particularly in Brazil. We watch this area carefully. And as always, continue to feel that our low exposure to this region is manageable, and that has always been by design.

As a result of the significant decline in passenger traffic from COVID-19, we continue to see the theme of accelerated retirements, as John mentioned, across the global airline space. There have been approximately 1,000 aircraft retirements announced across the global fleet, and we anticipate hundreds of additional older aircraft will be retired in the coming months.

If you look at the global fleet over the last 20 years, age has steadily declined given the number of new aircraft deliveries. However, before global events like 9/11, the financial crisis and now COVID, the number of aircraft over the age of 15 has increased. This occurred because airlines were responding to growing levels of passenger traffic demand and were operating aircraft that in other instances, would have been already replaced. After these types of global events, the industry has seen what the airlines are doing right now, which is rightsizing their fleet and retiring those aircraft that are no longer economical or they're less efficient, in effect, “cleaning the house,” so to speak.

One specific area of market where we've seen several retirements announced is on widebodies, and there have been misguided comments in the media that widebodies will no longer be needed given the temporary disruption of long-haul travel and the larger single-aisle aircraft entering the market. I think that it's a very short-sighted view. As passenger travel begins to recover, we believe the airline industry will find itself back to where it was pre-COVID with infrastructure limitations, slot and other airport restrictions, which will require airlines to again up-gauge the size of the aircraft they're flying and the smaller and midsized wide-bodies will again take center stage.

In addition, we are witnessing a drastic reduction or elimination of the volume of new freight and cargo aircraft being produced by the manufacturers. Accordingly, with relatively strong freight and cargo levels continuing, we see a natural evolution of older widebody aircraft being converted to freight and cargo usage. Examples of this are widebody aircraft such as the Boeing 777-300ER, the A330 family, which are already being used to supplement their passenger loads with cargo and freight operations.

We expect this to continue for the foreseeable future until international passenger widebody passenger traffic recovers gradually. This brings up another point, which is that even though our fleet is very young, as our aircraft age, we see an enhanced disposition path for many of these aircraft to be ultimately converted or sold for conversion to freighter applications. And that also includes the Boeing 737-800 and the A321.

Further driving airlines’ decisions to retire older aircraft now and going forward will be the sustainability goals and requirements and the greater regulatory constraints that are coming about gradually. Aviation is responsible for only 2% of all human-induced CO2 emissions, and 12% of those come from the transportation sector. Still, the airline industry is highly visible to those calling for changes out of care for our environment and our planet. The degree of regulation and taxation of those perceived to be polluting the air will intensify in the next decade and force airlines to address their fleet plans accordingly.

At the end of July, the Environmental Protection Agency in the U.S. announced a proposal of airplane emission standards, which is consistent with that of the United Nations International Civil Aviation Organization, ICAO. There will be further announcements and guidelines of commitments to environmental sustainability. As a result, we believe that there will be an ongoing emphasis placed on fleet modernization, given that new aircraft from Boeing and Airbus, which comprise the ALC fleet and our order book, are significantly more fuel and energy-efficient than predecessor aircraft. In my view, especially now that the manufacturers have seen significant disruption, it will be likely at least another decade, if not longer, before we see alternative technologies that are economical to modernize these aircraft beyond where they are today.

And with that, I would like to again congratulate our team for the excellent work and results in Q2. And I now turn the call over to Greg Willis, our Chief Financial Officer, to provide more detail on our financial results in Q2.

Gregory B. Willis: Thank you, Steve, and good afternoon, everybody.

As highlighted earlier, we recorded another solid quarter of financial performance despite the continued challenging backdrop. Our results were largely driven by the growth of our fleet over the last 12 months with our key portfolio metrics of lease yield, lease term remaining and average age remaining relatively constant.

In the second quarter of 2020, ALC generated total revenues of approximately $521 million, representing an increase of 11% year-over-year. This includes $23.5 million of aircraft sales, trading and other activities. As John noted, our fleet activity included the purchase of one new aircraft, and we sold four aircraft, with total sales proceeds of approximately $87 million.

Turning to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 3.15% from 3.49% in the second quarter of 2019. Depreciation continues to track the growth of our fleet, while SG&A represented approximately 5.1% of total revenues, as compared to 5.9% in the same quarter of last year. Outside of quarter-to-quarter variations, we continue to expect that over time, our revenue growth will outpace our SG&A growth.

John thoroughly covered lease deferrals, collection rates and utilization in his comments. However, I want to reiterate that we believe our accommodations remain manageable relative to our liquidity position, which stood at $6.9 billion at the end of the second quarter. As a reminder, this number does not include projected operating cash flows or aircraft sales. To give context to our strong liquidity position, you also should note that our balance sheet was originally designed to support approximately $6 billion in aircraft investments annually over the next several years. Right now, we expect aircraft investments for all of 2020 to be approximately $3.4 billion. Of this, $1.3 billion is expected into the third quarter. However, we want to advise that these numbers may go lower. We expect minimal aircraft sales over the remainder of the year, as well given the overall operating environment and the outlook to our investments, that I just touched on.

Turning to financing. We continue to play offense and take advantage of opportunities in the marketplace. As a reminder, ALC prefunded its 2020 maturities with $1.4 billion in investment-grade bond issuance in early January at record-low coupons. We saw another opportunistic funding window in mid-June, and as such, we went to the investment-grade bond market again, intending to raise $500 million in five-year notes. As the deal was multiple times oversubscribed, we upsized the deal to $850 million and tightened pricing. The deal priced with a 3.375% coupon, roughly in line with our composite fixed cost of funds and well inside deals similar in our sector.

Separately, we also completed an opportunistic buyback of $185 million of senior notes due in 2021 at a substantial discount to par, thus proactively addressing near-term maturities and still maintaining a record level of liquidity. While we took advantage of this opportunity during a period of dislocation in the credit markets, we are pleased that the majority of our near-term debt is now trading back above par, reflecting the improved market tone and confidence in our investment-grade credit profile.

As you will see in our 10-Q, this buyback resulted in a gain of $13.6 million and is included in aircraft sales, trading and other income on our income statement.

Over the last five years, ALC has nearly tripled our liquidity position, while also substantially reducing our financing costs despite volatile markets. We have no further bond maturities in 2020 and our next bond maturity of $550 million is not due until the first quarter of 2021. Adding to this is our low-leverage and largely unencumbered balance sheet of $21.5 billion, which provides for a firmly investment-grade balance sheet, significantly differentiated from peers.

Our gross debt-to-equity at the end of the second quarter was 2.49x, and we expect no major changes to any of our key financing target metrics. We continue to benefit from three investment-grade ratings and were recently reaffirmed by Fitch at BBB.

And with that, I'll turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thanks, Greg. This concludes management's remarks. (Operator Instructions) Now I'd like to turn to hand the call over to the operator to open the line for the Q&A session.

Q&A

Operator: (Operator Instructions) First question, we have Moshe Orenbuch from Crédit Suisse.

Moshe Orenbuch: Can you hear me okay?

John L. Plueger: Yes.

Moshe Orenbuch: Okay, great. I appreciate that, and thanks for all of the incremental detail and disclosure that you guys are giving. I was wondering if you could talk, I don't know if it's John or Greg, about the level. You had mentioned that there's some new requests for forbearance or deferrals. Could you just talk about the pace at which the first round are paying back? And maybe just put a little more color around what's going on with those new requests. And if you have a thought as to when the cumulative amount that you've provided could level off?

John L. Plueger: Well, thanks, Moshe. I try to be clear in my remarks, the pace has slowed. In fact, the amount of the increase was much, much slower going from first quarter to second quarter. And we indicated that the frequency and the flow really has been much reduced. We also -- and I've also said that most of these deferrals are relatively short-term, and the majority -- the vast majority are all paid within a year or less. So, I'm not sure how much other color that I can give on that. You've seen the total that we have there. But I think the big message is the pace has significantly slowed. And we're in a good shape with the deferral repayments. I also said in my remarks that the vast majority of all these deferral agreements are being honored. So, I'm not much in terms of their payments and how they're coming in. So I really don't know how much more color I can offer than that.

Steven F. Udvar-Házy: The only comment I have, Moshe, is that the amount of the payback of these short-term deferrals is now far in excess of any new requests for some small deferrals. So in other words, it's now flipped into a positive, where the repayment of deferrals that we made in Q1 and early part of Q2, cash flow is coming back in, and those amounts significantly exceed any new requests that are quite limited in the last several weeks.

Moshe Orenbuch: Got it. That's extremely helpful, Steve and John, A follow-up question, just three months ago when we were talking on the first quarter call, we had discussed the possibility of doing sale leasebacks to replace some of the CapEx that has been pushed out. Is that still a consideration? And you kind of alluded to it a little bit with respect to the cost of funds, the relative cost of funds point that you made. Maybe could you just talk about that a little bit?

John L. Plueger: Sure. Look, we continue to evaluate. But at the same time, you've all seen, and we all see, the industry evolving. Part of the reason, frankly, for a little bit of our -- not a pause, but I would say, “cautiousness” is we like to see how airlines are unfolding. We want to see how their credit metrics come in, how are they doing on their own liquidity. How successful have they been, no matter who the airline is, at obtaining additional liquidity in this difficult time. And these things take a lot of time. So, I would just say that our conservatism and looking one-by-one at each airline and making sure, not jumping too quickly into the fray, if you will. Again, it's not our primary business model. But I would say it's primarily been driven by our conservatism, seeing who's going to get funded, who's not, making those observations. And finally, just having said that, we do have a number of sale-leaseback possibilities that we are evaluating today, and we will act upon them if we see fit. But big picture is our conservatism has really led us to be watchful on the airline forefront.

Operator: Next question, we have Catherine O'Brien from Goldman Sachs.

Catherine O'Brien: I guess just with the OEM production cuts we've seen so far and a relatively high number of aircraft being retired, how far do you think we are from equilibrium? And how much -- I'm guessing we're still a bit of ways off given where traffic is today, but how much of matching supply to demand you think will come on the back of further OEM production costs? Is there a certain point where the OEMs will just say enough is enough and expect customers to meet their obligations? Any thoughts there would be appreciated.

Steven F. Udvar-Házy: Well, we're meeting our obligations. There are airlines and lessors that have requested deferrals and, in some cases, cancellations or restructurings. But I can tell you that Air Lease has honored all of our commitments. And one of the challenges that we face is that once an aircraft is delayed more than 12 months, both the lessor and lessee have certain rights. So that's something that we're watching very carefully. But I think we've made public statements and interviews, alluding to the fact that we could see some further adjustments downward of production rates. You've already seen these occur on the 777X being delayed. You've seen production rate cuts on the 777, the 787, the A350, the A330 and the A320, A321 family. If the rate of traffic recovery is less than what is projected by the OEMs, you could see another round of small reductions in production as you go on in '21, '22. But hopefully, by the time we get into 2023 and '24, we'll begin to see the equilibrium that you referred to between supply and demand. And our expectation is things will begin to normalize as we get down 18 to 24 months from now.

Catherine O'Brien: Okay, great. And then if I could just ask one follow-up. So, I guess you mentioned signing some new lease deals in your press release, and then you've also seemed to have had some success in extending leases as part of your deferral negotiations. I was just wondering if you could share any color on what the terms of those, either the new lease deals or the extensions look like and for new lease deals that you're looking at. What does the security packages look like just compared to pre-COVID?

Steven F. Udvar-Házy: Yes. We are intently religiously committed to security packages. And as much as some of our airline customers don't like to pay large cash security deposits and maintenance reserves, we believe that in times of distress that philosophy is really very beneficial to Air Lease and our shareholders. So, we continue to stress cash deposits upfront, even from the most credit-worthy airlines. It is one of the hallmarks of our sort of corporate philosophy. As far as extensions, we have done some extensions that were really not part of deferrals and some extensions that were part of short-term deferrals. And they can be anywhere from two to six years additional rental periods. And we've also negotiated some incremental transactions with existing customers to top up on added aircraft. And they even include a MAX. We just had a European airline commit to an additional 737 MAX in 2022. So, we're seeing activity there, both on the widebody and single-aisle front. Obviously, the A321neo is right now the strongest in demand among the single-aisle aircraft. And we're cautiously optimistic.

John L. Plueger: Let me add two other additional comments, Catie. Number one, even in the sale-leaseback market with which we admittedly haven't done a lot of, we do watch it quite a bit. And where there has been competition, if you will, from lessors to larger name carriers, whether they be verylarge, et cetera, et cetera, we are seeing an increase in the lease rate factor. And to Steve's point, also a much more of a little bit of a stronger hand on the part of the lessors on getting the security packages. And I will comment, we have the same position going forward, although we're in a very distressed period. For us, placing a new aircraft now opportunistically with a carrier also has a lot of credit metrics concerns. So those are there. But the second comment really is that -- and I kind of think this might have been part of what you're talking about, where we've had to give concessions, and we have had to, et cetera, et cetera, If we've done so, we couple lease extension on or such that the total amount of monies that we're getting on the aircraft, which is really what we're looking at over the lease life of an aircraft. The total amount of money through the extension period is not only preserved but increased. The total amount of cash on any given aircraft. When you buy an airplane, you depreciate over time, but the whole goal is how much total money are you collecting on against that asset, and that has accounting implications as well. So generally speaking, the advantage of the deferrals is even where we have to give certain concessions, whether it's, I don't know, restructuring, et cetera, by these extensions, we preserve or actually increase the total amount of committed funds that we're getting against these aircraft.

Steven F. Udvar-Házy: And I think that applies to both single-aisle and widebody aircraft, the comment that John just made about extensions.

Operator: Next question, we have Vincent Caintic from Stephens.

Vincent Caintic: Another question on deferments. If you could talk about some of $190 million of current deferments. If you could remind us what the security and maintenance deposits you have on those deferrals, I think last quarter, we were talking about roughly $500 million. But if you could update us on the security deposits. And then for how long the remaining term of the deferments are?

Gregory B. Willis: Yes. I don't have the detailed allocation of the individual security packages on the $190 million in deferrals that we've granted to date. I will note that it represents -- we have roughly $1 billion in security deposits and maintenance reserves on our balance sheet, and the deferments granted to date cover roughly 60% of our customer base. So there, you can see we're pretty well covered. I mean just looking at the numbers from the highest level.

Steven F. Udvar-Házy: And most of the deferments that you're asking about occurred in March, April, May, somewhere like mid-April to sort of the first part of July. And then the paybacks usually start the month after the three month deferral. And so typical deferral would be 90 days - a portion of the rent. I want to make that very clear. We're not deferring the entire rent. So, if an airline pays $100 a month, $50 is deferred for three months. And that $150 is paid back usually over the subsequent months or subsequent quarters. And in most cases, with interest, of course. That's a typical profile.

Vincent Caintic: Okay. That's very helpful. And second question, just might be for Greg as well. And then it's on impairments question, I get a lot from investors. So we've seen a couple of the other leasing companies that have had impairments on some of the aircrafts, including young aircraft with deferred leases and also with airlines that have gone through some of restructurings. So just if you could remind us about how the accounting methodology and how you look at impairments and asset values carried on your books?

Steven F. Udvar-Házy: We've had no impairment since this company started. And Greg can comment on the accounting methodology.

Gregory B. Willis: Yes, Steve. And Vincent, no problem. If you look at our situation, we have a young fleet, a three-year old fleet. And the way the accounting works is you aggregate cash flows that you expect to earn on those assets over the remaining useful life, which in that case would be 22 years. And once you aggregate them up, including a salvage at the end, it's pretty easy to get to a point where you have more cash flows than what you're carrying the assets for on your balance sheet.

I can't really speculate as to why the other lessors have had so many impairments. I mean they might be tied to some of the bankrupt carriers that John listed that others have had large exposures to, and they may have been on older mid-life assets where you have a smaller period of time in which to aggregate cash flows up because they're mid-life in nature. All those factors may have contributed to those situations. But with regards to us, I think we're sitting on a very strong position, given the high-demand nature of our fleet. And also, the commentary, both John and Steve have already touched on about the placements, the extensions and the fact that the airlines are gravitating towards the aircraft that we have in our fleet.

Vincent Caintic: Right. That make sense. And I think it was useful color when you gave it even some of the restructurings as you're preserving the cash flow of your asset with the extensions that you're generating. So very helpful and I appreciate the detail.

Operator: Next question, we have Helane Becker from Cowen.

Helane Becker: I just had two questions. One is on your fleet actually. Greg, you were just talking about it, being so young and fuel-efficient. But is there any aircraft in the fleet that, maybe one or two, that you wouldn't mind getting out of?

John L. Plueger: Well, Helane, our fleet is pretty much where we want it to be. We have very few older aircraft, and I would remind you that our Thunderbolt platforms I, II and III have been very, very successful in placing aircraft into the hands of investors who like the mid-life space, and we retain management and therefore, those customer contacts. So, we have a disposal path for those assets. And we've told you in our release and in our Q. Having said that, with a significantly reduced CapEx profile, we're not pushing aircraft sales this year for the rest of the year. So, there's no like one “dog eared” airplane in our fleet that I can really think of going forward. I think we've done an overall pretty good job at managing those dispositions. We don't need to sell aircraft. And I would just say that the lack of the MAX deliveries, in particular, has had somewhat of an impact on our overall fleet age, just by a matter of decimals, 3.5 years to 3.9 or 3.6. You turn off an inflow of narrow-body aircraft, the MAX, which we had counted on and had a plan. And that's how you keep your fleet young is to take delivery of new aircraft and sell the aircraft when they get to a certain age. So that has impacted our fleet age a little bit, but for known reasons. So I think we're overall happy. I really can't think of any real dogs on our fleet?

Steven F. Udvar-Házy: Yes. I mean, we don't have any 737 classics. We don't have any 757s. We don't have any more 767s. We have no 747s. We have no A380s. We have no A340s. We have one A319 that was built at the end of 2004. That's approximately 15.5 years old right now. And that aircraft, the lease had ended with an airline in Africa. And we just leased it to an airline in Eastern Europe. And once that aircraft matures for a few months or a couple of quarters, we intend to sell that aircraft with the lease attached. And then we'll have no A319s. We'll only have A320s, 21s and with a high concentration of the neo series. So I really can't think of any airplanes that are really unfit for our portfolio.

Helane Becker: Yes. No. I mean, I was just looking at it, it looks what you just said. I mean, it's an ideal portfolio. I just wondered. The other follow-up question I had is that on the airlines that are coming back for deferrals. It's a little surprising given your comments earlier and looking at the distribution, right? You don't have very many in much distribution in Europe or exposure there. And even there, they're coming back or the U.S. where they're really not coming back. But is it just that the airlines haven't had much government support? Is that...

Steven F. Udvar-Házy: No. I think the main reason that a few airlines are coming back for an additional, like, say, 30 days of partial deferment has to do with government restrictions on travel. It's not so much related to the lack of government support. It's a situation when airlines had planned on operating international schedules to certain countries and certain destinations, and all of a sudden, the Minister of Health comes out with a rule saying, "we don't want people traveling to and from that country. Or if they do, there's an automatic mandatory 14-day quarantine: " So what happens then is the bookings they have, the reservations, drop off because people want to wait another 30 days or 45 days, and reprogram their trip because they don't want to be in a 14-day quarantine. So, it's not related to the airline's ability to perform or their willingness to make their lease payments, it has more to do with these random government orders that come out every few weeks, changing the rules of who can travel internationally to and from a particular country. And that is something that has been very dynamic over the last three months. And hopefully, as we look forward to a vaccine or a series of vaccines, a lot of this activity and sort of overreaction will begin to taper off from the regulators.

John L. Plueger: Helane, let me just add big picture. This is yet another area of differentiation where besides the factors that Steve mentioned, certainly in the United States, starting this past week and early this week, we see the major U.S. carriers going back to the government again sort of for a second round. And again, only 2% of our business is in the United States, we have almost nothing with the U.S. carriers. But that is differentiated from Europe and Asia, where you don't see this yet, this large sort of push for second round requests by Air France or Lufthansa or et cetera, et cetera. Because, frankly, as we've indicated, the growth has been a bit stronger domestically and really in Europe and in Asia, our main market. So again, I think it's important to differentiate the U.S. from Europe and Asia here.

Steven F. Udvar-Házy: We also have dozens of airline customers, large airline customers that have asked for no government support and ever since the pandemic started, have made all their lease payments completely on time without any interruption and never asked for any deferrals or any kind of financial assistance. So, it's really hard to characterize and put every airline in the same bucket. Because we've had many customers that have continued to operate in a fairly normal fashion and not come back to us for any kind of financial assistance.

Operator: Next question, we have Ron Epstein from Bank of America.

Ronald Epstein: When you see the demand for aircraft from your customers, are you seeing a preference today of the A320 over the 737 MAX?

John L. Plueger: Well, I would say, certainly, the MAX grounding has impacted, for sure, the marketplace from the market evolvement of those two broad single-aisle types. The MAX, for obvious reasons, has suffered against the neo. It's all there is to it. And the question is, how will it be - not necessarily a year from now - when the thing is flying. But really, the question is, how will it be five years from now? So yes, just by circumstance, the neo has taken a stronger role. But I would remind you, Ron, that for Air Lease, we have always been one of the largest proponents. And in fact, are the largest customer of the A321neo, and we were the launch customer of the 321LR and the 321XLR. Because well before the MAX crash and well before all of the current pandemic situation, we could see and foresaw that the A321neo, in particular, was going to be an extremely strong aircraft, and we're seeing that bear fruit regardless of the MAX situation or the pandemic.

Steven F. Udvar-Házy: Before this crisis, Ron, I think -- and assuming the MAX was going to go back in the service, as Boeing had originally predicted, either late last year or early this year, I think Boeing's goal is to capture, say, 45% to 50% of the single-aisle market. What we're seeing is that because of the strength of the A321neo, the LR and the XLR, that number is shifting in Airbus' favor. Additionally, Airbus is building the single-aisle family in four separate production facilities in France, Germany, Alabama and in China. So, I think we're seeing that market share drift closer to 60%, maybe even 65% in favor of the Airbus, mainly because at the larger end of the spectrum, in the 200 seat-plus size, the A321neo appears to be the most desired airplane from the airlines. It's purely a function of what the airlines are looking for. But we don't really see a lot of 737 operators abandoning the Boeing 737 family. And most of the demand that we're seeing as a lessor for the A320neo and A321neo are from existing Airbus single-aisle operators or Airbus twin-aisle operators.

Ronald Epstein: Are you seeing an airline has come to you and looking for aircraft at the other end of the spectrum on the A220, which I know you guys support, or even the E195. Are you seeing airlines wanting that, particularly in this new environment post pandemic?

John L. Plueger: Yes. Yes.

Steven F. Udvar-Házy: Absolutely. We ordered 50 A220-300s. We think that -300 is the more desirable aircraft for us. And we ordered those last year at the Paris Air Show. And we'll get our first deliveries in 2022. By then that airplane should be humming with all systems and engines, everything already, the latest generation of improvements. And we are seeing really good demand for that aircraft in Europe, North America – and Asia is beginning to pick up as well. So, we're very optimistic at that aircraft in the 140- to 160-seat size will be a winner.

John L. Plueger: And Ron, it makes sense. Just look at a big picture. In this period of reduced passenger loads, well, if you have reduced passenger loads, that dictates, in many cases, a smaller aircraft. Now as those loads increase and normalize, you get more into the typical MAX neo size regime. But particularly now, we've had a lot of inbound, more inquiries on the 220. And our deliveries are also more geared towards when the power plants on the A220s Pratt & Whitney has gone through several iterations and improvements on the geared turbofan. And so, our deliveries are timed to take advantage of those deliveries. But I think we're feeling pretty good about where we sit today in our 220 order.

Steven F. Udvar-Házy: A lot of A319 replacements, some are even 737-700 replacements, and then some airlines that are simply down-gauging with the idea of adding more frequencies in certain city pairs and using the 220 as a tool to connect to hubs and also city-to-city pairs where they want to increase frequency and gain market share. So as John said, we're seeing good demand building for the airplane. And I believe now we're the only one of the lessors with a significant backlog and capability to do fleet solutions on the 220s.

Ronald Epstein: Got you. Got you. And then maybe just one last question, if I may, on the airplane front. As you know, Boeing took down their stated production rates on 787s just recently. And then if you're not comfortable answering this, I understand. But do you think it was enough, right? I mean, it's still at six per month on that line. It seems like, at least from my vantage point, given what's going on in the world, still a lot of widebody shells hitting the market after...

Steven F. Udvar-Házy: Yes. I think the big question, Ron, is China. China, there's a number of 787s that have been built for Chinese airlines this year that are still in storage, awaiting delivery. So the question is, it may represent probably 20%, 25% of the 787 market globally. So, the question that we and Boeing are pondering, when will China begin to take delivery of airplanes that are already built? And when will they top up their orders and for growth and also replace some of their older widebody aircraft? So that's the billion-dollar question that we don't have the answers to. And perhaps we won't have the answers to it until after the election.

John L. Plueger: Right. So China and these factors, as Steve's talking about, Ron, look, that's a crystal ball. And we really don't know, time will tell. I would say, however, I would say that the 787 broadly, even though we are in a reduced aircraft demand environment, certainly by widebodies, the 787 remains a very strong focal point of a lot of airlines that, in fact, are looking at their widebody fleets going forward and using this as an opportunity to, again, as we've said, park older widebodies, much more less efficient and get into the 787. So we have a number of discussions ongoing for new 787 placements sitting here today. They will probably take some time to evolve. But the 787 has been a very strong airplane, and I think it will continue to be.

Steven F. Udvar-Házy: Yes. And the payload range envelope, the versatility -- we have airlines that are looking to replace 747s or larger A340-600s or even 777-200s that are getting on to over 20 years of age. We're seeing a good, healthy demand. I think in the short term, as you say, probably in 2021, we're not seeing a lot of customers asking for '21 positions, but we are seeing airlines asking for '22 and '23 positions. And some of these have never operated 787s. And to some extent, the same is true for A350s. We just did a deal with a European airline that is going to take an A350 that they've never had before. So as I said earlier, in the smaller and midsized wide-body. We see the 787 and the A350 playing a very, very healthy role in the years ahead.

Operator: Next question, we have Jamie Baker from JP Morgan.

Jamie Baker: So Greg, question on the 91% collection rate in the second quarter because, Mark, and I want to be able to reconcile that with what AerCap and Avolon disclosed last week. So your rate is calculated after giving effect to lease deferral arrangements in place as of, I guess, this morning. Can you express collections as a percentage of your pre-pandemic expectations?

Gregory B. Willis: Let me think. Jamie, I don't know if I have that number in front of me. I mean I think you can just look at our operating cash flow statement. I think we've performed very well relative to the peer group. I don't know if we've publicly disclosed that number. I think we stick with the 90% plus the $190 million, and that gives you the complete picture. I'm not following the public details of the Avolon disclosures. And I think they're under a different basis of accounting. So, I think they're under IFRS. So, I'm not quite sure I follow what they've been doing.

Jamie Baker: Yes. And that -- sorry, go ahead.

Gregory B. Willis: So I wish I could give you more clarity. I can give you what we disclosed today. The 90% collection rate, $190 million worth of deferrals, which is still relatively small, both in terms of revenues as well as our liquidity position. And then you can see how we're all kind of doing on our operating cash flow statement. But I think what is really nice to see is the customers adhering to their deferral schedules. And those cash flows starting to come in.

Jamie Baker: Okay. So we'll try to -- sorry, go ahead, John.

Steven F. Udvar-Házy: Yes, four months from now, a lot of that $190 million will have already been paid back.

Jamie Baker: Yes. I hope so. And sorry, Steve, I didn't mean to call you John, I wasn't sure who was piping in there. We'll try to back into it, just going through the financials. But second question, this one will go back to John. In your prepared remarks, back to Virgin Atlantic, you mentioned participating in the restructuring. Does that mean you've already recut a widebody deal with them? And can you provide some color if you have?

John L. Plueger: Yes. Steve has been the most involved in that. So I'm actually going to have him answer that. But yes. We've already cut our deals, not to cut Steve off. But bottom line is, we cut our deals. They're long-term deals, we have cut it in the context of all the restructuring with all the other creditors and that sort of thing. And so it's all been worked out.

Jamie Nathaniel Baker: Anything to add, Steve?

Steven F. Udvar-Házy: Well, it was a joint effort. It involved the existing lessors, it involved Airbus because they have direct orders for A350-1000s and A330-900s. It involved their bank lenders in the U.K. It involved Delta as a 49% shareholder, involved their credit card processors. So as John mentioned, it was really like a prepackaged effort. And what we did is some of our deliveries have been rescheduled. But most importantly, their direct buys were rescheduled to later time frames, which means the airline has to pay less in fee delivery deposits to Airbus, and therefore, they can protect their cash liquidity position. And the leased aircraft from Air Lease will actually arrive before the purchased aircraft on the A330neo family. And the A350-1000s are replacing the last 747-400s and the A340-600s. So when it's all said and done, they'll have much more streamlined fleet of 787-9s, A330neos and A350-1000s. And the A350-1000s fleet highest density markets, like they flight in New York daily, they'll probably update twice a day. They do L.A. So the 1000s do the highest density city pairs, and then you have the 787s doing the longer, let's say, a little thinner routes. Many of those are in codeshare or joint venture with Delta. And then the A330s will do a lot of the other stuff like down to Florida, the Caribbean, the Middle East and secondary markets in Canada across the Atlantic. So it took a lot of effort. And the other key lessors, AerCap and Avolon participated. We don't have any aircraft at Virgin at the moment, but we obviously had to be cognizant of a total solution rather than a sort of a partial solution.

John L. Plueger: But Jamie, this brings up a really important point and just allow me to expand on it because I think it's really fundamental to the message that we're trying to share with you all. This is not -- what we are seeing more and more and more. Yes, fleets are contracting. Yes, some airlines are canceling their orders, et cetera, et cetera. But they are using the leasing vehicle to populate their fleets going forward and by using us as lessors, they're not having to worry about tapping financing resources. Financing is not easy for airlines these days. And so we're seeing this as a very pronounced trend. I can give you -- or even if an airline has not canceled its orders, it shifts or pushes back its direct orders to much later points in time, yet knowing that it actually does need the new aircraft as they move forward. They take our positions earlier. I'll give you another very specific concrete example that I worked personally really hard on. Korean Airlines. And we leased -- we signed a deal two years ago, 1.5 years ago -- two years ago, to lease them ten model 787-10s, for which, of course, I'll remind you we, Air Lease, are a launch customer. They also procured a number -- equal or more number of directly from the Boeing company. Originally, as the delivery slowed, Boeing’s deliveries were supposed to precede Air Lease's deliveries. However, that's now flipped, the airline and Boeing have worked together to push out their direct buys and are going to take our aircraft first. And I think it's a really important point here because this is a trend we're seeing. This is the migration towards leasing as part of the solution that we're talking to you about. And we have these very specific concrete examples where this is happening globally.

Operator: Next question, we have Ross Harvey from Davy.

Ross Harvey: I know you've covered a lot of detail, but just a quick one for me. On the existing fleet, I'm wondering, can you update us on how many aircraft are expected to come off lease between now and the end of 2021? I think the figure was 29 at the time of the 20-F, but I'd imagine that's changed somewhat. I want you to...

Steven F. Udvar-Házy: You're saying 2020?

John L. Plueger: Yes. I believe it's '20.

Steven F. Udvar-Házy: In 2020...

John L. Plueger: I think it's '20. By the end of '21, let me correct you, I think it's '20.

Ross Harvey: Yes, that sounds about right. And just in case maybe one...

John L. Plueger: Go ahead.

Ross Harvey: Perfect. And maybe just one quick follow-up, probably for Greg. You obviously had a very low SG&A burden. In Q2, it was 5.1% of revenue, I think it's partially correctly, and I'm sure some of that is travel expense-related. But how much of it is potentially sustainable into the future?

Gregory B. Willis: Could you repeat the last part? I didn't hear the last part of your question.

Steven F. Udvar-Házy: The SG&A, he is asking about.

Gregory B. Willis: Right. I heard that travel part. I didn't hear the second part of what you thought it might be.

Ross Harvey: Yes. I was wondering how much of the year-on-year declineit looks like or so, is this potentially sustainable in the future?

Gregory B. Willis: The way we look at it is, clearly, we're benefiting for lower travel and T&E, I mean, travel and entertainment. The other thing is, last year, we had elevated transition transaction and transition costs, elevated to some aircraft movements. This quarter, there's a few of those. But all in all, I think it's more important to look at SG&A over a multi-quarter period. Anyhow you can see that the ratio has continued to decline. So, I think that's very positive. And we expected that operating efficiency as we continue to ramp because the business itself has a very low expense burden, given how efficient we are with our roughly 120 people on staff.

Operator: I am showing no further questions at this time. I would now like to turn the conference back to Ms. Mary Liz DePalma.

Mary Liz DePalma: Okay. Thank you, everyone, for your time today that’s it for our call. We will look forward to speaking with you again after the conclusion of the third quarter. Karina [Katrina], you can go ahead and disconnect the line. Thank you so much.

Operator: Thank you, listeners. Ladies and gentlemen, this concludes today's conference call. Thank you for your participation, and have a wonderful day. You may all disconnect.